Exhibit 4.1

EXECUTION VERSION

NRZ ADVANCE RECEIVABLES TRUST 2015-ON1,
as Issuer

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,
as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

OCWEN LOAN SERVICING, LLC,

and

HLSS HOLDINGS, LLC,
as Administrator

and

NEW RESIDENTIAL MORTGAGE LLC

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and NEW RESIDENTIAL INVESTMENT CORP.

SERIES 2018-VF1

INDENTURE SUPPLEMENT

Dated as of March 22, 2018

to

AMENDED AND RESTATED INDENTURE

Dated as of August 17, 2017

ADVANCE RECEIVABLES BACKED NOTES,
SERIES 2018-VF1

- i -

THIS SERIES 2018-VF1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of March 22, 2018, is made by and among NRZ ADVANCE RECEIVABLES TRUST 2015-ON1, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware (“HLSS”), NEW RESIDENTIAL MORTGAGE LLC, a limited liability company organized under the laws of the state of Delaware (“NRM”), OCWEN LOAN SERVICING, LLC, a limited liability company organized in the State of Delaware (“OLS”), JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent in respect of the Series 2018-VF1 Notes (defined below) and NEW RESIDENTIAL INVESTMENT CORP. (“NRZ”). This Indenture Supplement relates to and is executed pursuant to that certain Amended and Restated Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of August 17, 2017, among the Issuer, OLS, HLSS, the Indenture Trustee, the Calculation Agent, the Paying Agent, the Securities Intermediary, CREDIT SUISSE AG, NEW YORK BRANCH (“Credit Suisse”), as Administrative Agent for each of the Outstanding Series issued prior to the date hereof and the “Administrative Agents” from time to time parties thereto, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the “NRZ Advance Receivables Trust 2015-ON1 Advance Receivables Backed Notes, Series 2018-VF1” (the “Series 2018-VF1 Notes”).  The parties are entering into this Indenture Supplement to document the terms of the issuance of the Series 2018-VF1 Notes pursuant to the Base Indenture, which provides for the issuance of Notes in multiple series from time to time.

Section 1.          Creation of Series 2018-VF1 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2018-VF1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “NRZ Advance Receivables Trust 2015-ON1 Advance Receivables Backed Notes, Series 2018-VF1 Notes.”  The Series 2018-VF1 Notes shall not be subordinated to any other Series of Notes.  The Series 2018-VF1 Notes are issued in four (4) Classes of Variable Funding Notes (Class A-VF1, Class B-VF1, Class C-VF1 and Class D-VF1) with the Maximum VFN Principal Balances, Stated Maturity Dates, Revolving Periods, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement.  The Series 2018-VF1 Notes shall be secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture.  The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2018-VF1 Notes and all other Series of Notes issued under the Base Indenture as described therein.  In the event that any term or provision contained herein with respect to the Series 2018-VF1 Notes shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 2.          Defined Terms.

With respect to the Series 2018-VF1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Administrative Agent” means, for so long as the Series 2018-VF1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, JPMorgan, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, JPMorgan, Credit Suisse and such other parties as set forth in any other Indenture Supplement, or a respective Affiliate or any respective successor thereto.  For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and reference to the singular therein in relation to the Administrative Agent shall be construed as if plural.

“Advance Rates” means, with respect to the Series 2018-VF1 Notes, on any date of determination with respect to each Receivable included in the Trust Estate, the percentage amount based on the Advance Type of such Receivable, as set forth in the table below, subject to amendment by mutual agreement of the Administrative Agent and the Administrator; provided, that the Advance Rate for any Receivable related to any Class of Notes shall be zero if such Receivable is not a Facility Eligible Receivable; provided, further, that for any Class D-VF1 Variable Funding Notes, the weighted average Advance Rate shall not exceed 93.75%:

FIFO / NON-LOAN-LEVEL BACKSTOPPED DESIGNATED SERVICING AGREEMENTS
Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Non-Judicial P&I Advances	88.50%	90.25%	91.75%	95.75%
Judicial P&I Advances	81.75%	83.75%	85.75%	93.50%
Non-Judicial Deferred Servicing Fees	88.75%	90.00%	91.50%	95.50%
Judicial Deferred Servicing Fees	81.50%	83.25%	85.25%	93.00%
Non-Judicial Escrow Advances	88.75%	90.00%	91.50%	95.50%
Judicial Escrow Advances	81.50%	83.25%	85.25%	93.00%
Non-Judicial Corporate Advances	88.75%	90.00%	91.50%	95.50%
Judicial Corporate Advances	81.50%	83.25%	85.25%	93.00%

FIFO / LOAN-LEVEL DESIGNATED SERVICING AGREEMENTS
Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Non-Judicial P&I Advances	78.50%	82.25%	85.75%	91.75%
Judicial P&I Advances	71.75%	75.75%	79.75%	89.50%
Non-Judicial Deferred Servicing Fees	78.75%	82.00%	85.50%	91.50%
Judicial Deferred Servicing Fees	71.50%	75.25%	79.25%	89.00%
Non-Judicial Escrow Advances	78.75%	82.00%	85.50%	91.50%
Judicial Escrow Advances	71.50%	75.25%	79.25%	89.00%
Non-Judicial Corporate Advances	78.75%	82.00%	85.50%	91.50%
Judicial Corporate Advances	71.50%	75.25%	79.25%	89.00%

NON-FIFO / NON-LOAN-LEVEL BACKSTOPPED DESIGNATED SERVICING AGREEMENTS
Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Non-Judicial P&I Advances	83.50%	86.25%	88.75%	93.75%
Judicial P&I Advances	76.75%	79.75%	82.75%	91.50%
Non-Judicial Deferred Servicing Fees	83.75%	86.00%	88.50%	93.50%
Judicial Deferred Servicing Fees	76.50%	79.25%	82.25%	91.00%
Non-Judicial Escrow Advances	83.75%	86.00%	88.50%	93.50%
Judicial Escrow Advances	76.50%	79.25%	82.25%	91.00%
Non-Judicial Corporate Advances	83.75%	86.00%	88.50%	93.50%
Judicial Corporate Advances	76.50%	79.25%	82.25%	91.00%

NON-FIFO / LOAN LEVEL DESIGNATED SERVICING AGREEMENTS
Advance Type / Class of Notes	Class A-VF1	Class B-VF1	Class C-VF1	Class D-VF1
Non-Judicial P&I Advances	73.50%	78.25%	82.75%	89.75%
Judicial P&I Advances	66.75%	71.75%	76.75%	87.50%
Non-Judicial Deferred Servicing Fees	73.75%	78.00%	82.50%	89.50%
Judicial Deferred Servicing Fees	66.50%	71.25%	76.25%	87.00%
Non-Judicial Escrow Advances	73.75%	78.00%	82.50%	89.50%
Judicial Escrow Advances	66.50%	71.25%	76.25%	87.00%
Non-Judicial Corporate Advances	73.75%	78.00%	82.50%	89.50%
Judicial Corporate Advances	66.50%	71.25%	76.25%	87.00%

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Nonrecoverable Advance Amount of all Mortgage Loans (other than any Mortgage Loans that generate Receivables that are Loan-Level Receivables or Second-Lien Receivables or any Mortgage Loans that are attributable to Small Threshold Servicing Agreements) serviced pursuant to the related Designated Servicing Agreement on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all Mortgage Loans that are not Delinquent serviced pursuant to the related Designated Servicing Agreement.

“Backstopped Advance Receivable” is a Receivable that is the right to reimbursement for any Advance that, pursuant to the terms of the related Servicing Agreement, is reimbursable pursuant to a General Collections Backstop, either immediately or if not recoverable out of collections or proceeds of the related Mortgage Loan.

“Backstopped Receivable” is a Receivable that is the right to reimbursement for any Advance or right to payment for any Deferred Servicing Fee that, pursuant to the terms of the related Servicing Agreement, is reimbursable pursuant to a General Collections Backstop, either immediately or if not recoverable out of collections or proceeds of the related Mortgage Loan.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate on such date and (ii) the Federal Funds Rate on such date plus 0.50%.

“Cash Equivalents”  means  (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within ninety (90)  days after the day of acquisition, (e) securities with maturities of ninety (90)  days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of ninety (90)  days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Class A-VF1 Variable Funding Notes” or “Class A-VF1 Notes” means, the Variable Funding Notes, Class A-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class B-VF1 Variable Funding Notes” or “Class B-VF1 Notes” means, the Variable Funding Notes, Class B-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class C-VF1 Variable Funding Notes” or “Class C-VF1 Notes” means, the Variable Funding Notes, Class C-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class D-VF1 Variable Funding Notes” or “Class D-VF1 Notes” means, the Variable Funding Notes, Class D-VF1 Variable Funding Notes, issued hereunder by the Issuer, having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Corporate Trust Office” means the corporate trust offices of the Indenture Trustee at which at any particular time its corporate trust business with respect to the Issuer shall be administered, which offices at the Closing Date are located at  1761 East St. Andrew Place, Santa Ana, CA 92705, Ref.: NRZ Advance Receivables Trust 2015-ON1, Series 2018-VF1, OC18S1, Attn: Erica Blair except for Note transfer, exchange or surrender purposes, Deutsche Bank National Trust Company c/o DB Services Americas, Inc., 5022 Gate Parkway, Jacksonville, FL 32256, Attention: Transfer Unit.

“Cumulative Interest Shortfall Amount Rate” means, with respect to each Class of Series 2018-VF1 Notes, 3.00% per annum.

“Default Supplemental Fee” means for the Series 2018-VF1 Notes and each Payment Date during the Full Amortization Period and on the date of final payment of such Class (if the Full Amortization Period is continuing on such final payment date), a fee equal to the product of

(i)  the Default Supplemental Fee Rate multiplied by

(ii)  the average daily Note Balance since the prior Payment Date of such Class of 2018-VF1 Notes multiplied by

(iii)  a fraction, the numerator of which is the number of days elapsed from and including the prior Payment Date (or, if later, the commencement of the Full Amortization Period) to but excluding such Payment Date and the denominator of which equals 360.

“Default Supplemental Fee Rate” means, with respect to each Class of Series 2018-VF1 Notes, 3.00% per annum.

“Delinquent” means for any Mortgage Loan, any Monthly Payment due thereon is not made by the close of business on the day such Monthly Payment is required to be paid and remains unpaid for more than 30 days.

“ERD Supplemental Fee” means, for the Series 2018-VF1 Notes and each Payment Date from and after the Expected Repayment Date, if such Notes have not been refinanced on or before the Expected Repayment Date for only such periods as such Notes are Outstanding and for so long as such Notes have a Note Balance greater than zero, a fee equal to the product of:

(a)	the ERD Supplemental Fee Rate multiplied by;

(b)
a fraction, the numerator of which is the number of days elapsed from and including the prior Payment Date (or, if later, the occurrence of such Expected Repayment Date) to but excluding such Payment Date and the denominator of which equals 360, multiplied by;

(c)	the average daily Note Balance since the prior Payment Date of such Class of Series 2018-VF1 Notes.

“ERD Supplemental Fee Rate” means, with respect to each Class of Series 2018-VF1 Notes, 1.00% per annum.

“Eurodollar Disruption Event” means, any of the following:  (i) a good faith determination by any Noteholder of the Series 2018-VF1 Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Noteholder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Noteholder of the Series 2018-VF1 Notes that the interest rates offered on deposits of United States dollars to such Noteholder in the London interbank market does not accurately reflect the cost to such Noteholder of purchasing, funding or maintaining any portion of the Note Balances of such Notes during any Interest Accrual Period, or (iii) the inability of any Noteholder of the Series 2018-VF1 Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Expected Repayment Date” means, for the Series 2018-VF1 Notes, March 22, 2019, as such date may be extended from time to time with respect to the Series 2018-VF1 Notes pursuant to Section 7 hereof.

“Expense Rate” means, as of any date of determination, with respect to the Series 2018-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (1) the product of the Series Allocation Percentage for such Series multiplied by the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) the product of the Series Allocation Percentage for such Series multiplied by any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2018-VF1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (3) the aggregate amount of related Series Fees payable by the Issuer with respect to the Series 2018-VF1 Notes on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2018-VF1 Notes at the close of business on such date.

“Facility Advance Rate” means, at any time, the aggregate Collateral Value of all Facility Eligible Receivables that have positive Advance Rates for the Series 2018-VF1 Notes, divided by the aggregate Receivable Balances of all Facility Eligible Receivables that have positive Advance Rates for the Series 2018-VF1 Notes. Such Facility Advance Rate shall be calculated by the Administrator.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter” means that certain Fee Letter Agreement, dated the date hereof, among the Administrative Agent, the Administrator and the Issuer.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“HLSS” has the meaning assigned to such term in the Preamble.

“Increased Costs” has the meaning assigned to such term in Section 9 of this Indenture Supplement.

“Increased Costs Limit” means for each Noteholder of a Series 2018-VF1 Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2018-VF1 Notes) of 0.10% of the average aggregate Note Balance for the Series 2018-VF1 Notes Outstanding for any twelve-month period.

“Indebtedness” means (a) obligations created, issued or incurred by NRZ for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such person); (b) obligations of NRZ to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the property of NRZ, whether or not the respective indebtedness so secured has been assumed by NRZ; (d) obligations (contingent or otherwise) of NRZ in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of NRZ; (e) obligations of NRZ to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of NRZ under GAAP, and, for purposes of this definition, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and “lease” shall have the meaning under GAAP as of January 1, 2013; (f) obligations of NRZ under repurchase agreements or loan and security agreements or similar warehouse facilities; (g) indebtedness of others guaranteed by NRZ; (h) indebtedness of general partnerships of which NRZ is a general partner; and (i) any other indebtedness of NRZ by a note, bond, debenture or similar instrument; provided, however that, in each case, “Indebtedness” shall not include NRZ’s Non-Recourse Indebtedness.

“Initial Note Balance” means, in the case of the Series 2018-VF1 Notes, an amount determined by the Administrative Agent, the Issuer and the Administrator on the Issuance Date. For the avoidance of doubt, the requirement for minimum bond denominations in Section 6.2 of the Base Indenture shall not apply in the case of the Series 2018-VF1 Notes.

“Initial Payment Date” means April 16, 2018.

“Interest Accrual Period” means, for the Series 2018-VF1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date, the Issuance Date) and ending on the day immediately preceding the current Payment Date.  The Interest Payment Amount for the Series 2018-VF1 Notes on any Payment Date shall be determined based on the Interest Day Count Convention.

“Interest Day Count Convention” means, with respect to the Series 2018-VF1 Notes, the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means, with respect to each Series of Notes and each calendar month, (i) the 7th, 17th, 18th, 20th, 21st, 22nd, 23rd, 24th and 29th day of each such month, (or if any such date is not a Business Day, the next succeeding Business Day) and (ii) any other of five (5) Business Days in such month, in each case following one (1) Business Day’s written notice from the Issuer to the related Noteholders, the Administrative Agent and the Indenture Trustee, and (iii) any other Business Day in such month agreed to among the Issuer, the Administrator and the Administrative Agent, following one (1) Business Day’s written notice to the Indenture Trustee. If an Interim Payment Date falls on the same date as a Payment Date, the Interim Payment Date shall be disregarded. For the avoidance of doubt, no Interim Payment Dates shall occur during the Full Amortization Period.

“Investment Manager” means, (i) Fortress Investment Group LLC or any wholly owned subsidiary thereof, (ii) FIG LLC, (iii) any entity whose business and operations are managed or supervised by Wesley R. Edens, or (iv) any successors and permitted assigns of the foregoing so long as such entity pursuant to this clause (iv) is reasonably acceptable to the Administrative Agent.

“Issuance Date” means March 22, 2018.

“LIBOR” means with respect to any Interest Accrual Period with respect to which interest is to be calculated by reference to “LIBOR”, (a) the LIBOR Index Rate for a one-month period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such one-month period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such one-month period and in an amount equal or comparable to the principal amount of the portion of the Note Balance on which the LIBOR Rate is being calculated. For the avoidance of doubt, if at any time LIBOR shall be less than zero, LIBOR shall be deemed to be zero for purposes of this Agreement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“LIBOR Index Rate” means for an Interest Account Period, the rate per annum (rounded upward, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the LIBOR Determination Date.

“LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration as an information vendor for the purpose of displaying ICE Benchmark Administration interest settlement rates for U.S. Dollar deposits).

“Limited Funding Date” means any Business Day designated as a Limited Funding Date by the Administrator in accordance with the Base Indenture. For the avoidance of doubt, no Limited Funding Dates shall occur during the Full Amortization Period.

“Liquidity” means, with respect to any Person, as of the last day of any calendar month, the sum of such Person’s Unrestricted Cash.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $1,000,000 but less than $10,000,000, as of the end of the most recently concluded calendar month, or (ii) that relates to at least 15 but fewer than 50 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Market Value” means, with respect to the Mortgaged Property securing a Mortgage Loan or any REO Property, the market value of such property (determined by the Servicer in its reasonable good faith discretion, which shall be by reference to the most recent value received by the related Subservicer (or by OLS as Servicer prior to the related MSR Transfer Date) with respect to such Mortgaged Property or REO Property in accordance with its servicing policies, if available) or the appraised value of the Mortgaged Property obtained in connection with the origination of the related Mortgage Loan, if no updated valuation has been required under the Servicer’s or Subservicer’s, as the case may be, servicing policies; provided, that the Market Value for any Mortgaged Property or REO Property shall be equal to $0 for any Mortgage Loan that is 90 or more days delinquent and the related valuation (as established by the lesser of either an appraisal, broker’s price opinion, the Servicer’s automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing) utilized by the Servicer, which is consistent with the Servicer’s servicing policies with respect to such Mortgaged Property or REO Property) is more than six (6) months old.

Any valuation for purposes of this definition shall be established by the lesser of either an appraisal, broker’s price opinion, the Subservicer’s (or OLS as Servicer prior to the MSR Transfer Date) automated valuation model or any other internal valuation methodology (including but not limited to HPI indexing utilized by the Subservicer or OLS as Servicer prior to the MSR Transfer Date), which is consistent with the Servicer’s or Subservicer’s, as the case may be, servicing policies with respect to such Mortgaged Property or REO Property.

“Market Value Ratio” means as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date over (ii) the aggregate Net Property Value of the Mortgaged Properties and REO Properties for the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Maximum VFN Principal Balance” means, for the Series 2018-VF1 Notes, for Class A-VF1: $374,646,000, for Class B-VF1: $8,038,000, for Class C-VF1: $8,924,000 and for Class D-VF1: $33,392,000, or (i) such other amount, calculated pursuant to a written agreement between the Administrator and the Administrative Agent or (ii) such lesser amount designated by the Issuer in accordance with the terms of the Base Indenture.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement that is not a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement and (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, as of the end of the most recently concluded calendar month, or (ii) that relates to at least 50 but fewer than 125 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Monthly Payment” means, with respect to any Mortgage Loan, the monthly scheduled principal and interest payments required to be paid by the mortgagor on any due date with respect to such Mortgage Loan.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts or any trust accounts established in connection with any indenture on behalf of any Prior Issuer during such calendar month by (ii) the Funded Advance Receivable Balance of all Designated Servicing Agreements as of the close of business on the last day of such calendar month.

“Mortgage Loan-Level Market Value Ratio” means, as of any date of determination with respect to a Mortgage Loan or REO Property that is secured by a first lien on the related Mortgaged Property or REO Property, the ratio (expressed as a percentage) of (x) (i) with respect to Section 5(vii)(a), the aggregate Receivable Balances of all Loan-Level Receivables and Specified Receivables outstanding with respect to such Mortgage Loan or REO Property on such date, or (ii) with respect to Section 5(vii)(b), the aggregate Receivable Balances of all Receivables outstanding with respect to such Mortgage Loan or REO Property on such date over (y) the Net Property Value of such Mortgaged Property or REO Property on such date.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Property Value” means, with respect to any Mortgaged Property, (A) with respect to a Current Mortgage Loan, the Market Value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property) or (B) with respect to a Delinquent Mortgage Loan, the product of (a) the Market Value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property), multiplied by (b) OLS’s established market and property discount value rate, minus (c) OLS’s brokerage fee and closing costs with respect to such Mortgaged Property, plus (d) any projected mortgage insurance claim proceeds.

“Net Worth” shall mean, the excess of total assets of NRZ, over total liabilities of NRZ, determined in accordance with GAAP on a quarterly basis.

“Note Interest Rate” means, with respect to each Interest Accrual Period for each Class of  Series 2018-VF1 Notes, the sum of (a) the applicable Senior Rate for such Class of the Series 2018-VF1 Notes plus (b) the applicable Subordinate Rate for such Class of the Series 2018-VF1 Notes.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of March 22, 2018, by and among the Issuer, JPMorgan, as the Administrative Agent for purposes of the Series 2018-VF1 Notes and as Note Purchaser, and acknowledged and agreed to by NRZ, HLSS and the Depositor, that relates to the purchase of the Series 2018-VF1 Notes.

“Note Rating Agency” means, for the Series 2018-VF1 Notes, none.

“Non-Recourse” means, with respect to any specified Person, Indebtedness that is specifically advanced to finance the acquisition of property or assets and secured only by the property or assets to which such Indebtedness relates without recourse to such Person (other than subject to such customary carve-out matters for which such Person acts as a guarantor in connection with such Indebtedness, such as bad boy acts, fraud, misappropriation, breach of representation and warranty, misapplication, and environmental matters); provided that, notwithstanding the foregoing, if any Indebtedness that would be Non-Recourse Indebtedness but for the fact that such Indebtedness is made with recourse to other assets, then only the portion of such Indebtedness that is recourse to such other assets shall be deemed not to be Non-Recourse Indebtedness, and all other Indebtedness shall be deemed to be Non-Recourse Indebtedness.

“NRZ Change of Control” occurs if any of the following occur: (i) the Investment Manager is no longer the manager of NRZ or (ii) NRZ shall cease to directly or indirectly own 100% of the equity interests of HLSS.

“Optional Extension Date” means March 1, 2019.

“OTP Provision” means, in respect of any Designated Servicing Agreement, any provision permitting an optional early termination of the transactions contemplated thereunder or “clean-up call” thereunder.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes.  The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSA Stressed Nonrecoverable Advance Amount” means, as of any date of determination, the sum of:

(i)            for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii)           for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii)          for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv)          for all REO Properties, the greater of (A) zero and (B) the excess of (1) Total Advances related to such REO Properties on such date over (2) (x) in the case of REO Properties previously secured by a first lien Mortgage Loan, the product of 50% and the sum of all of the Net Property Values for such REO Properties or (y) in the case of REO Properties previously secured by a second or more junior lien Mortgage Loan, zero.

“Purchaser” means JPMorgan and its successors and permitted assigns under the Note Purchase Agreement.

“Redemption Percentage” means, for the Series 2018-VF1 Notes, 10%.

“Regulation RR” means Regulation RR (Credit Risk Retention) promulgated by the Securities and Exchange Commission to implement the credit risk retention requirements of Section 15G of the Exchange Act.

“Regulatory Change” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Noteholder (or, for purposes of Section 9(a)(3), by any lending office of such Noteholder or by such Noteholder’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof.

“Seller’s Interest” means, at any time, a “seller’s interest” as defined in, and calculated in accordance with, Regulation RR.

“Seller’s Interest Measurement Date” means each Payment Date (commencing with the Payment Date in April 2018), in any case, after giving effect to all payments and fundings described in the reports delivered in respect of the related Determination Date.  The Seller’s Interest Measurement Date shall be deemed to be the monthly seller’s interest measurement date for purposes of Section 5(c)(4)(i) of Regulation RR.

“Senior Rate” means, with respect to:

(i)	the Class A-VF1 Notes on any date, a per annum rate equal to 1.66%;

(ii)	the Class B-VF1 Notes on any date, a per annum rate equal to 2.24%;

(iii)	the Class C-VF1 Notes on any date, a per annum rate equal to 3.75%; and

(iv)	the Class D-VF1 Notes on any date, a per annum rate equal to 5.25%.

“Series 2018-VF1 Note Balance” means the aggregate Note Balance of the Series 2018-VF1 Notes.

“Series Fees” means, for the Series 2018-VF1 Notes and any Payment Date or Interim Payment Date, none.

“Series Required Noteholders” means, for so long as the Series 2018-VF1 Notes are Outstanding, 100% of the Noteholders of the Series 2018-VF1 Notes.

“Series Reserve Required Amount” means with respect to any Funding Date, an amount equal to six months’ interest calculated at the applicable Note Interest Rate on the Note Balance of the Series 2018-VF1 Notes (in each case, calculated using a 30/360 basis) as of such Funding Date.

“Small Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of less than $1,000,000, as of the end of the most recently concluded month, or (ii) that relates to fewer than 15 Mortgage Loans, as of the end of the most recently concluded calendar month.

“Specified Receivable” means any Receivables in respect of which:

(A) (i)    the provisions of the related Designated Servicing Agreement do not expressly require such Receivable to be paid or reimbursed in full in connection with the exercise of any OTP Provision;

(ii)       the Servicer is not the sole holder of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision and the Servicer has not received a written agreement in a form acceptable to the Administrative Agent from each other holder (including any assignee of the Servicer) of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision that such holder or holders will not initiate such optional termination or clean-up call unless all Advances and Deferred Servicing Fees under the related Designated Servicing Agreement are reimbursed or paid, as applicable, in the connection with such optional termination or clean-up call;

(iii)      consent of the Servicer is not required for any party to initiate optional termination or clean-up call contemplated by the related OTP Provision; and

(iv)     the clean up call or optional termination contemplated by such OTP Provision under the related Designated Servicing Agreement may be exercised at such time, or

(B) (i) is a Deferred Servicing Fee Receivable for which the provisions of the related Designated Servicing Agreement do not expressly require such Deferred Servicing Fee Receivable to be paid or reimbursed in full in connection with any involuntary transfer of servicing of the Servicer or (ii) is an Advance Receivable for which the related Designated Servicing Agreement does not contain FIFO for such Advance Receivable and the Designated Servicing Agreement does not expressly require such Advance Receivable to be paid or reimbursed in full in connection with any involuntary transfer of servicing of the Servicer.

Receivables meeting the criteria described in clause (A)(i) above but in respect of which either (a) the Servicer is the sole holder of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision, (b) consent of the Servicer is required for any other party to initiate the optional termination or clean-up call contemplated by the related OTP Provision or (c) each other holder of the right to initiate optional termination or clean-up call contemplated by the related OTP Provision has agreed in writing in a form acceptable to the Administrative Agent not to initiate such optional termination or clean-up call unless all Advances and Deferred Servicing Fees under the related Designated Servicing Agreement are reimbursed or paid, as applicable, shall not constitute “Specified Receivables” hereunder under clause (A) of the definition of “Specified Receivables.”

Receivables meeting the criteria described in clauses (A)(i), (ii) and (iii) above are set forth on Schedule 4 to the Base Indenture and Receivables meeting the criteria described in clause (B)(i) and (ii) above are set forth on Schedule 3 to the Base Indenture (as such Schedule 3 and Schedule 4 may be updated from time to time in accordance with the Base Indenture).

“Stated Maturity Date” means, for Series 2018-VF1 Notes, thirty (30) years following the end of the related Revolving Period.

“Stressed Time” means, as of any date of determination for the Series 2018-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which is one (1), and (ii) the denominator of which equals the related Stressed Time Percentage for such Series 2018-VF1 Notes multiplied by the Monthly Reimbursement Rate on such date.

“Stressed Time Percentage” means, for each Class, as set forth below:

(i)        Class A-VF1, 10.00%;

(ii)       Class B-VF1, 15.50%;

(iii)      Class C- VF1, 29.00%; and

(iv)      Class D-VF1, 78.00%.

“Subordinate Rate” means the greater of (A) 0.00% and (B) (1) the sum of (x) LIBOR for the current Interest Accrual Period, plus (y) 1.00%, minus (2) the weighted average Senior Rate (weighted by Outstanding Note Balances).

“Tangible Net Worth” means the consolidated Net Worth of NRZ and its Subsidiaries, less the consolidated net book value of all assets of NRZ and its Subsidiaries (to the extent reflected as an asset in the balance sheet of NRZ or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense.

“Target Amortization Amount” means:

(A)  if a Target Amortization Event occurs that is described in the definition thereof in clauses (B)(i), (B)(ii) or (B)(xii)(b) (if such Target Amortization Event is as a result of a Target Amortization Event that is the same as the Target Amortization Event described in clause (B)(i) or (B)(ii) if the definition of “Target Amortization Amounts” under such Series of Variable Funding Notes provides that such Target Amortization Amount for such Target Amortization Event is one-twelfth (1/12) of the Note Balance of the Series 2018-VF1 Notes at the close of business on the last day of its Revolving Period), one-twelfth (1/12) of the Note Balance of such Notes at the close of business on the last day of its Revolving Period; and

(B)  if any other Target Amortization Event described in the definition thereof occurs, 100% of the Note Balance of the Series 2018-VF1 Notes at the close of business on the last day of its Revolving Period;

provided, however, regardless of whether another Target Amortization Event has previously occurred, if the Target Amortization Event described in clause (A) of the definition thereof occurs, the Target Amortization Amount shall equal the remaining Note Balance outstanding upon the occurrence of the Expected Repayment Date, payable on the next succeeding Payment Date.

“Target Amortization Event” means, for each Class of the Series 2018-VF1 Notes, the earlier of (A) the related Expected Repayment Date for such Class or (B) the occurrence of any of the following conditions or events, which is not waived by the Series Required Noteholders of the Series 2018-VF1 Notes except that solely with respect to clauses (x) and (xi) such Target Amortization Event shall occur only upon written notice to the Indenture Trustee from either the Administrative Agent or the Series Required Noteholders of the Series 2018-VF1 Notes, that such Target Amortization Event has occurred and the Target Amortization Period shall commence (and, for the avoidance of doubt, no such notice shall be required for clauses ((i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiii), (xiv), (xv) or (xvi)):

(i)        on any Payment Date commencing with the first Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five (5) times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of all Outstanding Notes during the related Monthly Advance Collection Period;

(ii)       the occurrence, over the course of any twelve-month period from August 1 through the following July 31(beginning with the period from August 1, 2018 through July 31, 2019) (each a “STE Measurement Period”), of one or more Servicer Termination Events with respect to Designated Servicing Agreements with respect to which there are outstanding Receivables included in the Trust Estate, which Servicing Agreements represent 15% or more (by Mortgage Loan balance as of the beginning of the STE Measurement Period) of all the Designated Servicing Agreements with respect to which there are outstanding Receivables included in the Trust Estate as of the beginning of the STE Measurement Period (in any case, regardless of whether any such Designated Servicing Agreement was a “Designated Servicing Agreement” as of the beginning of such STE Measurement Period), but not including any Servicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade;

(iii)      the Monthly Reimbursement Rate is less than 4.00% as of any date of determination;

(iv)      the sum of NRZ’s (i) unrestricted cash, plus (ii) unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to NRZ (taking into account applicable haircuts) under committed mortgage loan warehouse and repurchase facilities and mortgage servicing right facilities for which NRZ has unencumbered eligible collateral to pledge thereunder, plus (iv) net equity value of whole pool agency securities is less than $50,000,000 as of end of any fiscal quarter of NRZ;

(v)       NRZ shall permit its Tangible Net Worth to be less than $540,000,000 as of end of any fiscal quarter of NRZ;

(vi)      NRZ shall permit the ratio of its Indebtedness to Tangible Net Worth to be greater than 4:1 (adjusted for any future acquisitions) as of end of any fiscal quarter of NRZ;

(vii)     for so long as OLS is the Servicer or the Subservicer, as of the close of business on the last Business Day of February 2018 and of each calendar month thereafter, OLS’s Liquidity is less than $50,000,000.00;

(viii)    the occurrence of a NRZ Change of Control;

(ix)      any failure by the Administrator or any Sub-Administrator acting on the Administrator’s behalf to deliver any Determination Date Report pursuant to Section 3.2 of the Base Indenture which continues unremedied for a period of five (5) Business Days after a Responsible Officer of the Administrator or any Sub-Administrator acting on the Administrator’s behalf shall have obtained actual knowledge of such failure, or shall have received written or electronic notice from the Indenture Trustee or any Noteholder of such failure;

(x)       the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator shall breach or default in the due observance or performance of any of its covenants or agreements in this Indenture Supplement, the Base Indenture, or any other Transaction Document in any material respect (subject to any cure period provided therein), other than an obligation of the Receivables Seller to make an Indemnity Payment following a breach of a representation or warranty with respect to such Receivable pursuant to Sections 4(b), 5(b) or 6(b) of the Receivables Sale Agreement or any payment default described in Section 8.1 of the Base Indenture, and any such default shall continue for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, or (b) the date on which written or electronic notice of such failure, requiring the same to be remedied, shall have been given from the Indenture Trustee or any Noteholder to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator; provided, that a breach of Sections 7(a), 8(a) or 9(a) of the Receivables Sale Agreement, or Section 7(b) of the Receivables Pooling Agreement (prohibiting the Receivables Seller, the Servicer, the Subservicer or the Depositor, as applicable, from causing or permitting Insolvency Proceedings with respect to the Depositor or the Issuer, as applicable) shall constitute an automatic Target Amortization Event;

(xi)      if any representation or warranty of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator made in this Indenture Supplement, the Base Indenture, or any other Transaction Document in any material respect (other than under Sections 4(b), 5(b) or 6(b) of the Receivables Sale Agreement) shall prove to have been breached in any material respect as of the time when the same shall have been made or deemed made, and continues uncured and unremedied for a period of thirty (30) days after the earlier to occur of (a) actual discovery by a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable, or (b) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to a Responsible Officer of the Issuer, the Receivables Seller, the Servicer, the Subservicer, the Depositor or the Administrator, as applicable;

(xii)      (a) a final judgment or judgments for the payment of money in excess of $50,000 in the aggregate shall be rendered against the Depositor or the Issuer by one or more courts, administrative tribunals or other bodies having jurisdiction over them, (b) a final judgment or judgments for the payment of money in excess of $35,000,000 in the aggregate shall be rendered against HLSS by one or more courts, administrative tribunals or other bodies having jurisdiction over them that, in the sole determination of the Administrative Agent, shall have a material adverse effect on HLSS’s business or operations, and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and HLSS shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal, (c) an order of any court, administrative agency, arbitrator or governmental body rendered against HLSS or the Issuer, which would have a material Adverse Effect on the transactions contemplated hereunder or (d) an event has occurred which with notice or lapse of time or both would constitute such a default under clause (c) herein with respect to any such order of any court, administrative agency, arbitrator or governmental body;

(xiii)    any person shall be appointed as Independent Manager of the Depositor without prior notice having been given to and without the written acknowledgement by the Administrative Agent that such person conforms, to the satisfaction of the Administrative Agent in its reasonable discretion, to the criteria set forth herein in the definition of “Independent Manager”;

(xiv)    HLSS shall fail to make any payment (whether of principal or interest or otherwise) in respect of any other indebtedness with an amount in excess of $15,000,000, when and as the same shall become due and payable (including by the passage of any applicable grace period);

(xv)     any event or condition occurs and, while continuing, results in any indebtedness of HLSS with an amount in excess of $15,000,000 becoming due prior to its scheduled maturity or that enables or permits (including by the passage of any applicable grace period) the holder or holders of any such indebtedness or any trustee or agent on its or their behalf to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(xvi)    any Series or Class of Variable Funding Notes other than the Series 2018-VF1 Notes enters into a Target Amortization Period.

Notwithstanding the foregoing, for purposes of the events described in clauses (xiv) and (xv), above (each, a “Specified Event”), no Specified Event shall constitute a Target Amortization Event for purposes hereof unless and until the earlier to occur of (a) the Administrative Agent has delivered a written notice to the Issuer and Administrator to the effect that because of the occurrence of such Specified Event, a Target Amortization Event has occurred and the related Target Amortization Amount is due and payable on the next Payment Date, or (b) three (3) Business Days have elapsed since the occurrence of the Specified Event without waiver from the Administrative Agent.

“Total Advances”  means, respect to any date of determination, the sum of all outstanding amounts of all outstanding Advances related to Facility Eligible Receivables funded by the Servicer out of its own funds or funds (including Advances funded using Amounts Held For Future Distribution under the related Designated Servicing Agreement) with respect to such Mortgage Loans on such date.

“Total Backstopped Receivables” means, with respect to any Mortgage Loan or REO Property on any date of determination, the sum of (i) the aggregate Receivable Balances of all outstanding Backstopped Advance Receivables that are Facility Eligible Receivables funded by the Servicer out of its own funds or other funds (including Backstopped Advance Receivables related to Advances funded using Amounts Held for Future Distribution under the related Designated Servicing Agreement) with respect to any Mortgage Loan or REO Property, plus (ii) all outstanding Deferred Servicing Fee Receivables with respect to such Mortgage Loan or REO Property on such date but not including any Loan-Level Deferred Servicing Fee Receivables.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the Fee Letter, and the Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” means, for the Series 2018-VF1 Notes, as of any date, the rate equal to the greater of (x) zero and (y) (1) 100% minus (2) the product of (a) one-twelfth (1/12) of the weighted average Senior Rate for such Class, plus the related Expense Rate as of such date, multiplied by (b) the related Stressed Time for such Class as of such date.

“Undrawn Fee Rate” means, for each applicable Class of the Series 2018-VF1 Notes, the per annum rate set forth or determined as described below:

(i)        Class A-VF1: (a) if the Used Percentage for the Class A-VF1 is less than 50.0%: 0.50%, per annum; and (b) if the Used Percentage for the Class A-VF1 is greater than or equal to 50.0%: 0.25%, per annum;

(ii)       Class B-VF1: (a) if the Used Percentage for the Class B-VF1 is less than 50.0%: 0.50%, per annum; and (b) if the Used Percentage for the Class B-VF1 is greater than or equal to 50.0%: 0.25%, per annum;

(iii)      Class C-VF1: (a) if the Used Percentage for the Class C-VF1 is less than 50.0%: 0.50%, per annum; and (b) if the Used Percentage for the Class C-VF1 is greater than or equal to 50.0%: 0.25%, per annum; and

(iv)      Class D-VF1: (a) if the Used Percentage for the Class D-VF1 is less than 50.0%: 0.50%, per annum; and (b) if the Used Percentage for the Class D-VF1 is greater than or equal to 50.0%: 0.25%, per annum.

“Unrestricted Cash” means, with respect to any Person, as of any date of determination, the sum of (i) such Person’s cash, (ii) such Person’s Cash Equivalents that are not, in either case, subject to an Adverse Claim in favor of any Person or that are not required to be reserved by such Person in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.

“Used Percentage” means, for each Class of the Series 2018-VF1 Notes, the outstanding VFN Principal Balance for such Class divided by the respective Maximum VFN Principal Balance for such Class.

There are no “Other Advance Rate Reduction Events” or “Other Advance Rate Reduction Event Cure Periods” in respect of the Series 2018-VF1 Notes.

Section 3.          Forms of Series 2018-VF1 Notes.

The form of the Rule 144A Definitive Note that may be used to evidence the Series 2018-VF1 Notes in the circumstances described in Section 5.4(c) of the Base Indenture is attached to the Base Indenture as Exhibit A-2.

In addition to any provisions set forth in Section 6.5 of the Base Indenture, with respect to the Series 2018-VF1 Notes, the Noteholder of such Notes shall only transfer its beneficial interest therein to another potential investor in accordance with the applicable Note Purchase Agreement.  The Indenture Trustee (in all of its capacities) shall not be responsible to monitor, and shall not have any liability, for any such transfers of beneficial interests of participation interests.

For the avoidance of doubt, no Class of the Series 2018-VF1 Notes shall be Specified Notes as defined in the Base Indenture, and the Series 2018-VF1 Notes do not include any Retained Notes.

Section 4.          Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2018-VF1 Notes, the Collateral Value shall be zero for any Receivable that:

(i)        is attributable to any Designated Servicing Agreement to the extent that such Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100.0%; provided, that this clause (i) shall not apply to any Receivable that is (a) attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement or (b) a Loan-Level Receivable;

(ii)       is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements to exceed 2.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(iii)      is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement or a Low Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and Low Threshold Servicing Agreements to exceed 7.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(iv)      is a Facility Eligible Receivable that is attributable to a Small Threshold Servicing Agreement, a Low Threshold Servicing Agreement, or a Middle Threshold Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements, Low Threshold Servicing Agreements and Middle Threshold Servicing Agreements to exceed 15.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(v)       is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balances attributable to such Designated Servicing Agreement to exceed 15.0% of the aggregate of the Receivable Balances of the Aggregate Receivables;

(vi)      (a) if it is a Loan-Level Receivable or a Specified Receivable under clause (A) of the definition thereof, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables with respect to the related Mortgage Loan or REO Property, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0% or (b) if it is a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, its Receivable Balance, when added to the aggregate Receivable Balances of all Receivables related to the Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, would cause the related Mortgage Loan-Level Market Value Ratio to exceed 50.0%;

(vii)     is a Second-Lien Receivable;

(viii)    has a zero Advance Rate;

(ix)       is a Loan-Level Receivable, to the extent that the related Receivable Balance of such Loan-Level Receivable, when added to the aggregate Receivable Balances of Loan-Level Receivables already outstanding with respect to all Mortgage Loans or REO Properties, causes the aggregate Receivable Balances of Loan-Level Receivables outstanding with respect to all Mortgage Loans or REO Properties to exceed 25.0% of the aggregate Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(x)        is a Facility Eligible Receivable that is (a) attributable to a Small Threshold Servicing Agreement or (b) a Loan-Level Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and all Loan-Level Receivables that are Facility Eligible Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding with respect to Small Threshold Servicing Agreements and all Loan-Level Receivables that are Facility Eligible Receivables to exceed 27.5% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xi)       is attributable to a Designated Servicing Agreement that does not provide that all Advances as to a Mortgage Loan are reimbursed on a “first-in, first out” or “FIFO” basis (“Non-FIFO”), upon the transfer of servicing thereunder, such that the Advances of a particular type that were disbursed first in time will be reimbursed prior to Advances of the same type with respect to that Mortgage Loan that were disbursed later in time; and if it is a Whole Loan Servicing Agreement, does not provide that all Advances with respect to any Mortgage Loan must be reimbursed in full at the time the servicing of such Mortgage Loan is transferred out of such Whole Loan Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding, would cause the total Receivable Balances attributable to Non-FIFO Receivables outstanding that are Facility Eligible Receivables to exceed 15.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xii)      is a Facility Eligible Receivable that is a Specified Receivable, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Facility Eligible Receivables outstanding that are Specified Receivables, would cause the total Receivable Balances attributable to all Facility Eligible Receivables outstanding that are Specified Receivables to exceed 15.0% of the total Receivable Balances of all Facility Eligible Receivables included in the Trust Estate;

(xiii)     is a Facility Eligible Receivable that is a Specified Receivable for which (I) (a) the Servicer has received a notice that the holder of the right to initiate the optional termination or clean-up call contemplated by the related OTP Provision is exercising such right, (b) more than ten (10) Business Days have occurred since the Servicer’s receipt of such notice or a Funding Date has occurred since the Servicer’s receipt of such notice and (c) such notice does not expressly provide that all Advances and Deferred Servicing Fees under the related Designated Servicing Agreement will be paid or reimbursed in full upon the exercise of such optional termination or clean-up call or (II) the related optional termination or clean-up call has been exercised and such Specified Receivable has not been paid or reimbursed;

(xiv)    relates to an Advance that has not been reimbursed in full or a Deferred Servicing Fee that has not been paid in full within ninety (90) days following the date of a permanent modification of the related Mortgage Loan that becomes effective subsequent to the creation of such Receivable (for purposes of this clause, a modification becomes “permanent” following any trial period or satisfaction of conditions precedent or subsequent); or

(xv)     is attributable to any Designated Servicing Agreement to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 50.0%.

For purposes of each of the foregoing, (i) if any Facility Eligible Receivable has a Collateral Value equal to zero pursuant to any Collateral Value exclusion test, the portion of the Receivable Balance thereof with a Collateral Value of zero shall be disregarded for all other purposes of this Section 4, in each case as determined by the Administrator in a manner that maximizes the Collateral Value and (ii) if any Facility Eligible Receivable has an Advance Rate of zero, such Facility Eligible Receivable shall be disregarded for all other purposes of this Section 4.

Section 5.          Series Reserve Account.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a Series Reserve Account with respect to the Series 2018-VF1 Notes (the “Series 2018-VF1 Reserve Account”), which shall be an Eligible Account, for the benefit of the Series 2018-VF1 Noteholders.

For the avoidance of doubt, if the portion of Available Funds (including the amounts on deposit in the Interest Accumulation Account or the Note Payment Account) allocable to the Series 2018-VF1 Notes or the Series Available Funds in respect of the Series 2018-VF1 Notes, as applicable, on any Payment Date is not sufficient to pay the full Interest Amount and any Cumulative Interest Shortfall Amount attributable to the Interest Amount for the Series 2018-VF1 Notes, amounts then on deposit in the Series 2018-VF1 Reserve Account shall be withdrawn and applied to pay the shortfall.

Section 6.          Payments; Note Balance Increases; Early Maturity; Other Advance Rate Reduction Events.

(a)           Except as otherwise expressly set forth herein, the Paying Agent shall make payments on the Series 2018-VF1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture.

(b)           Any payments of Interest Amounts, Cumulative Interest Shortfall Amounts, Fees, Increased Costs, Undrawn Fees, and, subject to clause (d) below, Default Supplemental Fees, Cumulative Default Supplemental Fee Shortfall Amounts, ERD Supplemental Fees or Cumulative ERD Supplemental Fee Shortfall Amounts allocated to the Series 2018-VF1 Notes shall be paid first to the Class A-VF1 Variable Funding Notes pro rata, thereafter to the Class B-VF1 Variable Funding Notes pro rata, thereafter to the Class C-VF1 Variable Funding Notes pro rata, and thereafter to the Class D-VF1 Variable Funding Notes pro rata.  The Paying Agent shall make payments of principal on the Series 2018-VF1 Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2018-VF1 Notes).  The Note Balance of each Class of the Series 2018-VF1 Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.

(c)           Any payments of principal allocated to the Series 2018-VF1 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-VF1 Variable Funding Notes, pro rata, until their Note Balance has been reduced to zero; second, to the Class B-VF1 Variable Funding Notes, pro rata, until their Note Balance has been reduced to zero; third, to the Class C-VF1 Variable Funding Notes, pro rata, until their Note Balance has been reduced to zero; and fourth, to the Class D-VF1 Variable Funding Notes, pro rata, until their Note Balance has been reduced to zero.

(d)           During the Full Amortization Period, any payments of Default Supplemental Fees, Cumulative Default Supplemental Fee Shortfall Amounts, ERD Supplemental Fees and Cumulative ERD Supplemental Fee Shortfall Amounts in respect of the Series 2018-VF1 Notes shall be paid only after the Note Balances, Interest Amounts and Cumulative Interest Shortfall Amounts of all Series 2018-VF1 Notes have been reduced to zero and such payments shall be allocated first, to the Class A-VF1 Notes, pro rata, until such amounts have been reduced to zero; second, to the Class B-VF1 Notes, pro rata, until such amounts have been reduced to zero; third, to the Class C-VF1 Notes, pro rata, until such amounts have been reduced to zero; and fourth, to the Class D-VF1 Notes, pro rata, until such amounts have been reduced to zero.

(e)           The Administrative Agent and the Issuer further confirm that the Series 2018-VF1 Notes issued on the Issuance Date pursuant to this Indenture Supplement shall be issued in the name of “JPMorgan Chase Bank, N.A. solely in its capacity as Purchaser”.  The Issuer and the Administrative Agent hereby direct the Indenture Trustee to issue the Series 2018-VF1 Notes in the name of “JPMorgan Chase Bank, N.A. solely in its capacity as Purchaser”.

(f)           For the avoidance of doubt, the failure to pay any Target Amortization Amount when due, as described in the definition thereof, shall constitute an Event of Default.

(g)          There are no “Other Advance Rate Reduction Events” in respect of the Series 2018-VF1 Notes.  If any Other Advance Rate Reduction Event in respect of any other Series of Notes is the same as any reduction event specified in clause (k) of the definition of “Event of Default,” and the related Other Advance Rate Reduction Event Cure Period is shorter than the applicable grace period for the same event specified in clause (k)(iii) of the definition of “Event of Default”, then solely for purposes of the Series 2018-VF1 Notes, the applicable grace period specified in clause (k) of the definition of “Event of Default” shall be reduced to the Other Advance Rate Reduction Event Cure Period.

(h)          The parties hereto agree that the failure to pay any portion of any related Undrawn Fee Amount on any Payment Date shall constitute an Event of Default under Section 8.1(a)(i) of the Base Indenture.

(i)            Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of any of the Series 2018-VF1 Notes at any time using proceeds of issuance of new Notes or in connection with the repayment of all Notes.

Section 7.          Extension of Expected Repayment Date

The Administrator, on behalf of the Issuer, may request a single extension of the Expected Repayment Date for any of the Series 2018-VF1 Notes at least fifteen (15) days prior to the Optional Extension Date.  The Administrative Agent shall provide written notice of whether the Administrative Agent agrees to extend the Expected Repayment Date on the Optional Extension Date at least five (5) days prior to the Optional Extension Date. If the Administrative Agent provides written notice of its agreement to extend the Expected Repayment Date, the Expected Repayment Date will be extended on the Optional Extension Date such that, after giving effect to such extension, the Expected Repayment Date will be one (1) year after the initial Expected Repayment Date.  The Expected Repayment Date of the Series 2018-VF1 Notes cannot be extended past the Expected Repayment Date for any other Outstanding Series of Variable Funding Notes.  For the avoidance of doubt, the Expected Repayment Date of the Series 2018-VF1 Notes shall be extended only by written notice from the Administrative Agent in accordance with this Section 7.

Section 8.          Determination of Note Interest Rate and LIBOR.

(a)           At least one (1) Business Day prior to each Determination Date, the Administrative Agent shall calculate the Note Interest Rate for the related Interest Accrual Period (in the case of the Series 2018-VF1 Notes using LIBOR as determined by the Administrative Agent in accordance with Section 8(b) below) and the Interest Payment Amount for the Series 2018-VF1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b)           On each LIBOR Determination Date, the Administrative Agent will determine LIBOR for the succeeding Interest Accrual Period.

(c)           The establishment of LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate and the Interest Payment Amount on the Series 2018-VF1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

(d)           If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that either (i) a Eurodollar Disruption Event has occurred and is unlikely to be temporary or (ii) a Eurodollar Disruption Event has not arisen but the supervisor for the administrator of LIBOR (or any component thereof) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR (or any component thereof) shall no longer be published for use in determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Administrator shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Supplement to reflect such alternate rate of interest and such other related changes to this Supplement as may be applicable.  Notwithstanding anything to the contrary this Supplement or the Base Indenture, such amendment shall become effective without any further action or consent of any other party.

Section 9.          Increased Costs.

(a)           If any Regulatory Change or other requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2018-VF1 Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(1)       shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2018-VF1 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture Supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code or any U.S. federal withholding taxes imposed as a result of a failure by such Noteholder to timely furnish the Indenture Trustee on behalf of the Issuer any applicable IRS Form W-9, W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (with any applicable attachments)) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2)       shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or credit extended or participated by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(3)       shall have the effect of reducing the rate of return on such Noteholder’s capital or on the capital of such Noteholder’s holding company, if any, as a consequence of this Indenture Supplement, in the case of the Series 2018-VF1 Notes or the Note Purchase Agreement to a level below that which such Noteholder or such Noteholder’s holding company could have achieved but for such Requirements of Law (other than any Regulatory Change, Requirement of Law, interpretation or application thereof, request or directive with respect to taxes) (taking into consideration such Noteholder’s policies and the policies of such Noteholder’s holding company with respect to capital adequacy); or

(4)       shall impose on such Noteholder or the London interbank market any other condition, cost or expense (other than with respect to taxes) affecting this Indenture Supplement, in the case of the Series 2018-VF1 Notes, the Note Purchase Agreement or any participation therein; or

(5)       shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material (collectively or individually, “Increased Costs”), of continuing to hold its Series 2018-VF1 Note, of maintaining its obligations with respect thereto, or to reduce any amount due or owing hereunder in respect thereof, or to reduce the amount of any sum received or receivable by such Noteholder (whether of principal, interest or any other amount) or (in the case of any change in a Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority or quasi-Governmental Authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(ix) or Section 4.5(a)(2)(iv) of the Base Indenture, as applicable.

(b)          Increased Costs payable under this Section 9 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 10.        Series Reports.

(a)          Series Calculation Agent Report.  The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2018-VF1 Notes:

(i)        the unpaid principal balance of the Mortgage Loans subject to any Small Threshold Servicing Agreement, Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii)       the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100.0%;

(iii)      for each Small Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(iv)      for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(v)       for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi)      a list of each Target Amortization Event for the Series 2018-VF1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date;

(vii)     the Mortgage Loan-Level Market Value Ratio for each Mortgage Loan related to a Loan-Level Receivable, a Specified Receivable or a Receivable related to a Mortgage Loan or REO Property that is attributable to a Designated Servicing Agreement that is a Small Threshold Servicing Agreement, and if such Mortgage Loan-Level Market Value Ratio exceeds 50%;

(viii)    whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has a Collateral Value of zero by virtue of the definition of “Collateral Value” or Section 5 of this Indenture Supplement;

(ix)       a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(x)       the Monthly Reimbursement Rate as of the most recent date of determination;

(xi)      whether any Target Amortization Amount that has become due and payable has been paid;

(xii)      the Stressed Nonrecoverable Advance Amount for the upcoming Payment Date or Interim Payment Date;

(xiii)     the Trigger Advance Rate for the Series 2018-VF1 Notes (or, if less than three calendar months have occurred since the Closing Date, the Trigger Advance Rate based upon the Monthly Reimbursement Rate as calculated based on one or two months’ data, as applicable);

(xiv)    a calculation of the percentage of the aggregate Receivable Balances of Loan-Level Receivables outstanding with respect to all Mortgage Loans or REO Properties of the aggregate Receivable Balances of all Facility Eligible Receivables included in the Trust Estate; and

(xv)     the Market Value Ratio for each Designated Servicing Agreement, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 25.0%.

In addition to the information provided in the above Calculation Agent Report, to the extent the following information is specifically provided to the Calculation Agent by OLS, the Calculation Agent shall promptly, from time to time, provide such other financial or non-financial information, documents, records or reports with respect to the Receivables or the condition or operations, financial or otherwise, of OLS specifically provided to it by OLS and designated by OLS for delivery pursuant to this Section.

(b)           Series Payment Date Report.  In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.  In addition, for so long as the Series 2018-VF1 Notes are Outstanding, (i) the Administrator shall include in the Determination Date Report delivered pursuant to Section 3.2 of the Base Indenture with respect to the Determination Date for each Payment Date, a statement as to whether the Seller’s Interest in respect of the Issuer as of the Seller’s Interest Measurement Date occurring on such Payment Date is equal to at least 5%; and (ii) based on such statement of the Administrator, the Indenture Trustee shall report, in each Payment Date Report, whether the Seller’s Interest in respect of the Issuer as of the Seller’s Interest Measurement Date is equal to at least 5%.  If the Seller’s Interest is less than 5% as of any Seller’s Interest Measurement Date, the Administrator shall then deliver to the Indenture Trustee, in conformity with Section 5(c)(4)(ii) of the risk retention rules promulgated under Regulation RR, a statement no later than one month after such Seller’s Interest Measurement Date as to whether the Seller’s Interest in respect of the Issuer as of the Seller’s Interest Measurement Date occurring on such Payment Date is equal to at least 5%.

(c)           Limitation on Indenture Trustee Duties.  The Indenture Trustee shall have no independent duty to verify:  (1) Tangible Net Worth or (2) the occurrence of any of the events described in clause (B) of the definition of “Target Amortization Event.”

(d)           Summary Report.  On a monthly basis, the Administrator shall deliver an abbreviated form of the Payment Date Report and Interim Payment Date Report in a mutually agreed upon format to the email address provided by the Administrative Agent.  Such abbreviated report shall also include whether a notice to initiate the optional termination or clean-up call contemplated by the related OTP Provision has been received with respect to any Designated Servicing Agreement identified on Schedule 4 to the Base Indenture.

Section 11.       Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2018-VF1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, to the issuance of the Series 2018-VF1 Notes have been satisfied or waived in accordance with the terms thereof.

Section 12.       Representations and Warranties.

The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

The Administrator hereby represents and warrants that it is not in default with respect to any material contract under which a default should reasonably be expected to have a material adverse effect on the ability of the Administrator to perform its duties under the Indenture or any Indenture Supplement, or with respect to any order of any court, administrative agency, arbitrator or governmental body which would have a material adverse effect on the transactions contemplated hereunder, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such contract or order of any court, administrative agency, arbitrator or governmental body.

Each Servicer hereby represents and warrants that it is not in default with respect to any material contract under which a default should reasonably be expected to have a material adverse effect on the ability of such Servicer to perform its duties under the Indenture, any Indenture Supplement or any Transaction Document to which it is a party, or with respect to any order of any court, administrative agency, arbitrator or governmental body which would have a material adverse effect on the transactions contemplated hereunder, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such contract or order of any court, administrative agency, arbitrator or governmental body.

Section 13.       Amendments.

(a)           Notwithstanding any provisions to the contrary in Article XII of the Base Indenture but subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any of the Series 2018-VF1 Notes but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer (solely in the case of any amendment that adversely affects the rights or obligations of the Servicer or adds new obligations or increases existing obligations of the Servicer), and the Administrative Agent, and with prior notice to the applicable “Note Rating Agency” for any other Series of Outstanding Notes rated by such “Note Rating Agency”, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have a material Adverse Effect, may amend any Transaction Document for any of the following purposes:  (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any Transaction Document; or (ii) to amend any other provision of this Indenture Supplement. For the avoidance of doubt, the consent of the Servicer is not required for (i) the waiver of any Event of Default or Target Amortization Event or (ii) any other modification or amendment to any Event of Default or Target Amortization Event except those related to the actions and omissions of the Servicer. This Indenture Supplement may be otherwise amended or otherwise modified from time to time in a written agreement among (i) 100% of the Noteholders of the Series 2018-VF1 Notes, (ii) the Issuer, (iii) the Administrator, (iv) subject to the immediately preceding sentence, the Servicer, (v) the Administrative Agent and (vi) the Indenture Trustee.

(b)           Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of the Series Required Noteholders, supplement, amend or revise any term or provision of this Indenture Supplement.

(c)           For the avoidance of doubt, the Issuer and the Administrator hereby covenant that the Issuer shall not issue any future Series of Notes without designating an entity to act as “Administrative Agent” under the related Indenture Supplement with respect to such Series of Notes.

Section 14.       Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 15.       Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 16.       Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2018-VF1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2018-VF1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2018-VF1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive.  No recourse shall be had for the payment of any amount owing in respect of the Series 2018-VF1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2018-VF1 Notes or this Indenture Supplement.  It is understood that the foregoing provisions of this Section 16 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2018-VF1 Notes or secured by this Indenture Supplement.  It is further understood that the foregoing provisions of this Section 16 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2018-VF1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 17.       Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association, be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

Section 18.        JPMorgan as Administrative Agent; Notices.

(a)           JPMorgan is the Administrative Agent for purposes of the Series 2018-VF1 Notes.  In addition, CS is the Administrative Agent for all other Outstanding Series issued prior to the date hereof.

(b)           All notices required to be delivered hereunder shall be delivered pursuant to Section 1.6 of the Base Indenture. All notices directed to JPMorgan as Administrative Agent for the Series 2018-VF1 Notes shall be delivered to the following address: 745 Seventh Avenue, New York, New York 10019.

Section 19.        Joint and Several Liability.

Each of NRZ and the Administrator hereby acknowledges and agrees that it is jointly and severally liable to the Administrative Agent and the Noteholders for all representations, warranties, covenants, indemnities and other obligations of the Administrator set forth in the Transaction Documents.

IN WITNESS WHEREOF, the undersigned have caused this Indenture Supplement to be duly executed by their respective signatories thereunto all as of the day and year first above written.

NRZ ADVANCE RECEIVABLES TRUST 2015-ON1, as Issuer

By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By: /s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Assistant Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By: /s/ Ronaldo Reyes
Name: Ronaldo Reyes
Title: Vice President

By: /s/ Erica Blair
Name: Erica Blair
Title: Associate

NEW RESIDENTIAL MORTGAGE LLC

By: /s/ Cameron MacDougall
Name: Cameron MacDougall
Title: President

OCWEN LOAN SERVICING, LLC

By: /s/ John Kim
Name: John Kim
Title: Senior Vice President

HLSS HOLDINGS, LLC

By: /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

NEW RESIDENTIAL INVESTMENT CORP.

By: /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent for purposes of the Series 2018-VF1 Notes

By: /s/ Rifat Chowdhury
Name: Rifat Chowdhury
Title: Executive Director